                                                                       EXHIBIT C


                              SHAREHOLDER AGREEMENT

      THIS SHAREHOLDER AGREEMENT (this "AGREEMENT") is entered into as of August 16, 1996, between Park Hospital GmbH, a German corporation (the "SHAREHOLDER"), and Paracelsus Healthcare Corp., a California corporation ("PARACELSUS").

      WHEREAS, Paracelsus, Champion Healthcare Corporation, a Delaware corporation ("CHAMPION"), and PC Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), have entered into an Agreement and Plan of Merger, dated as of April 12, 1996 (the "MERGER AGREEMENT"), providing for, among other things, the merger (the "MERGER") of Merger Sub with and into Champion pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

      WHEREAS, upon consummation of the Merger, the Shareholder will continue to Beneficially Own Voting Securities of Paracelsus constituting a majority of the Total Voting Power of Paracelsus;

      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      15. CERTAIN DEFINITIONS. (a) For the purposes of this Agreement, the following terms shall have the following meanings:

      "AFFILIATE" and "ASSOCIATE" when used with reference to any Person shall have the meanings assigned to such terms in Rule 12(b)-2 of the Exchange Act as in effect on the date hereof; provided, that Paracelsus and its Subsidiaries and existing directors and executive officers of Champion and Paracelsus who become and remain directors and executive officers of Paracelsus shall not, solely as a result of holding such office, be deemed Affiliates or Associates of any Investor for purposes of this Agreement.

      "ACQUISITION PROPOSAL" shall mean any bona fide offer or proposal for
(iii) a merger or other business combination (other than a Surviving Company Merger) involving Paracelsus,(iv) the acquisition of any Voting Securities representing more than 50% of the Total Voting Power of Paracelsus after giving effect to such Acquisition Proposal or (v) the acquisition of all or substantially all of the assets of Paracelsus.

      "APPROVED ACQUISITION PROPOSAL" shall mean an Acquisition Proposal that is approved and recommended (and, immediately prior to consummation of such Acquisition Proposal, that continues to be recommended) by a vote of 75% of the entire Board and by a majority of the Independent Directors.

      A Person shall be deemed the "BENEFICIAL OWNER" and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN", any Voting Securities as to which such Person or any of such Person's Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 or 13d- 5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any Voting Securities as to which such Person or any of such Person's Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of


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time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the rights under the Rights Plan), warrants or options, or otherwise; provided, however, that the Shareholder shall not be deemed to be the "BENEFICIAL OWNER" and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN", any voting securities of Paracelsus by virtue of the Right of First Refusal Agreement dated the date hereof between the Shareholder and certain persons until such moment in time as the Shareholder or any Affiliate or Associate of the Shareholder acquires any such Voting Securities in a closing pursuant thereto; provided, further, that a Person shall not be deemed the "BENEFICIAL OWNER", or to have "BENEFICIAL OWNERSHIP" of, or to "BENEFICIALLY OWN", any Voting Security (i) solely because such Voting Security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered Voting Security is accepted for payment or exchange or (ii) solely because such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such Voting Security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule l3D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding Voting Securities with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

      "BOARD" shall mean the Board of Directors of Paracelsus.

      "CLOSING DATE" shall mean the date upon which the Closing (as defined in the Merger Agreement) shall occur.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "GROUP" shall have the meaning assigned to such term in Rule 13(d)-3 of the Exchange Act as in effect on the date hereof.

      "INDEPENDENT DIRECTORS" shall mean those directors of the Board who are not Shareholder Directors, Transferee Directors or officers of Paracelsus or any of its Subsidiaries; provided that, only for the purpose of determining an individual's qualification to vote on a particular matter,. each such individual also must not have (and must not be an Affiliate of any Person who has) any material financial interest with respect to the particular matter under consideration.

      "INVESTOR" shall mean the Shareholder and any Permitted Transferee.

      "MINORITY SHAREHOLDERS" shall mean Beneficial Owners of Voting Securities who are not an Investor, Affiliates or Associates of an Investor or any member of a Group of which an Investor, or Affiliates or Associates of the Investor, are members with respect to Shares (in each case for each


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Investor and Affiliates and Associates of such Investor only for so long as this
Agreement is in effect with respect to the respective Investor).

      "MINORITY SHARES" shall mean the Shares Beneficially Owned by Minority Shareholders.

      "PERMITTED TRANSFEREE" shall mean a permitted transferee under Section 5
(a), the proviso of Section 5(c) Section 5(f), Section 5(g), Section 5(h) or
Section 5(i).

      "PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

      "QUALIFIED PARTIES" shall mean any (i) trust described in Section 664 of the Code (or any substantially similar entity under non-U.S. tax laws) of which the Investor or Family Members of the Investor are income beneficiaries and (ii) any charitable organization described in Section 501(c)(3) of the Code (or any substantially similar entity under non-U.S. tax laws), in both cases that is or simultaneously agrees to be bound as an Investor under this Agreement.

      "RIGHTS PLAN" shall have the meaning assigned thereto in the Merger Agreement.

      "SHAREHOLDER" shall, in addition to the meaning ascribed thereto in the first paragraph hereof, mean any Investor that immediately prior to becoming an Investor hereunder is (i) a Wholly-Owned Subsidiary of the Shareholder or (ii) Beneficially Owns 100% of the Total Voting Power of the Shareholder; provided that Dr. Manfred George Krukemeyer (x) continues to Beneficially Own 100% of the Total Voting Power of such Investor and (y) guarantees to Paracelsus the performance of all obligations of such Investor under this Agreement.

      "SHARES" shall mean the shares of common stock, no par value per share, of Paracelsus, to be issued in the Merger.

      "SUBSIDIARY" shall mean, with respect to any Person, any entity at least 50% of the Voting Securities of which are owned directly or indirectly by such Person.

      "SURVIVING COMPANY MERGER" shall mean any merger or other business combination or reorganization (i) where the transaction has been approved by a unanimous vote of the entire Board or (ii) where the holders of Voting Securities of Paracelsus prior to such transaction will beneficially own (solely for the purpose of this definition, as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Exchange Act) in the aggregate at least 60% of the surviving corporation's Total Voting Power immediately giving effect to such transaction.

      "TRANSFER" shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, or other disposition, including those by operation or succession of law, merger or otherwise, or any encumbrance (other than encumbrances arising by operation of law).

      "TOTAL VOTING POWER" shall mean the non-diluted aggregate number of votes that may be cast by the holders of outstanding Voting Securities.


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      "VOTING SECURITIES" shall mean all securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity, including the voting rights attached to such securities and rights or options to acquire such securities.

      "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, a Subsidiary all of the Voting Securities of which are owned, directly or indirectly, by such Person.

            (b) For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the corresponding Sections of this
      Agreement:

            "Acceptance Notice"                               Section 7(b)

            "Amended Proposal Notice"                   Section 7(a)

            "Champion Capital Stock"                          Section 2(b)

            "Champion Common Stock"                     Section 2(b)

            "Eligible Person"                                 Section 9(a)

            "Fair Proposal"                             Section 6

            "Fair Value"                                      Section 6(b)

            "Family Members"                                  Section 5(h)

            "Heirs"                                     Section 5(h)

            "Initiation Date"                                 Section 6(a)
            "Investor Appraiser"                                    Section 6(a)

            "Higher Appraised Amount"                         Section 6(c)

            "Lower Appraised Amount"                          Section 6(c)

            "Mutually Appraised Amount"                             Section 6(c)

            "Mutually Designated Appraiser"                         Section 6(c)

            "Offer Price"                                           Section 7(a)

            "Paracelsus Appraiser"                                  Section 6(a)

            "Paracelsus Common Stock"                         Section 2(a)

            "Price"                                           Section 6(c)


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            "Proposal Notice"                                      Section 7(a)

            "Shareholder Directors"                                Section 9(a)

            "Shareholder Proposal"                                 Section 7(a)

            "Transferee Directors"                                 Section 9(g)

      16. REPRESENTATIONS OF THE SHAREHOLDER. As of the date hereof, the Shareholder represents and warrants to Paracelsus that:

            (a) such Shareholder Beneficially Owns all of the outstanding shares of common stock, no par value per share, of Paracelsus ("PARACELSUS COMMON STOCK");

            (b) such Shareholder does not Beneficially Own any shares of common stock, par value $.0l per share, of Champion ("CHAMPION COMMON STOCK") or any shares of Series C Preferred Stock or Series D Preferred Stock of Champion (collectively, the "CHAMPION CAPITAL STOCK");

            (c) this Agreement has been duly executed and delivered by the Shareholder and, assuming due execution by Paracelsus, this Agreement is a legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms; and

            (d) The execution, delivery and performance by the Shareholder of this Agreement do not and will not contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon the Shareholder or any agreement, contract or other instrument to which the Shareholder is a party, other than any such contraventions or conflicts that would not prevent or materially delay the performance of the Shareholder's obligations hereunder.

      17. REPRESENTATIONS OF PARACELSUS. As of the date hereof, Paracelsus represents and warrants to the Shareholder that the execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary corporate action on its part and, assuming due execution by the Shareholder, that this Agreement is a legal, valid and binding obligation, enforceable against Paracelsus in accordance with its terms.

      18. STANDSTILL PROVISIONS. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of such Investor to, whether acting alone or in concert with others:

            (a) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent with respect to any Voting Securities of Paracelsus in any way that is inconsistent with the provisions of this Agreement;

            (b) unless Paracelsus shall be in material breach of Section 9, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-ll under the Exchange Act) in opposition to a Board slate of Paracelsus nominated by the Board;


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            (c) initiate or propose the approval of one or more shareholder proposals with respect to Paracelsus as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any shareholder proposal with respect to Paracelsus;

            (d) except in accordance with Section 9 or solely in connection with the termination of an executive employment contract, seek election to or seek to place a representative on the Board or seek the removal of any member of the Board;

            (e) in any way that is inconsistent with the terms of this Agreement, (i) solicit, seek to effect, negotiate with or provide non-public information to any other Person with respect to, (ii) make any statement or proposal, whether written or oral, to the Board or any director or officer of Paracelsus with respect to or (iii) otherwise make any public announcement or proposal whatsoever with respect to, any form of business combination transaction (with any Person) involving Paracelsus or the acquisition of a substantial portion of the equity securities or assets of Paracelsus or any Subsidiary of Paracelsus, including a merger, consolidation, tender offer, exchange offer or liquidation of Paracelsus's assets, or any restructuring, recapitalization or similar transaction with respect to Paracelsus or any material Subsidiary of Paracelsus; provided, however, that the foregoing shall not (x) apply to any discussion between or among the Investor and Paracelsus or any of their respective Affiliates, Associates, officers, employees, agents or representatives or
      (y) in the case of clause (ii) above, be interpreted to limit the ability of the Investor, or any Shareholder Director or Transferee Director to make any such statement or proposal or to discuss any such proposal with any officer or director of or advisor to Paracelsus or advisor to the Board unless, in either case, it would reasonably be expected to require Paracelsus to make a public announcement regarding such discussion, statement or proposal;

            (f) form, join or participate in or encourage the formation of a Group with respect to any Voting Securities of Paracelsus, other than a Group consisting solely of the Investors, Paracelsus and Affiliates and Associates of the Investors and Paracelsus; provided, that, except in connection with a Fair Proposal in accordance with Section 6, no Investor nor Affiliates or Associates of such investor shall in any case form, join or participate in or encourage the formation of any Group of which the members, together with all of such members' respective Affiliates and Associates, will, together with the Investor and the Affiliates and Associates of the Investor, Beneficially Own 66-2/3% or more of the Total Voting Power of Paracelsus;

            (g) except in compliance with Section 5, deposit any Voting Securities of Paracelsus into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof, other than any such trust, arrangement or agreement (i) the only parties to, or beneficiaries of, which are the Investor, Qualified Parties, Paracelsus or Affiliates and Associates of the Investor or Paracelsus and (ii) the terms of which do not require or expressly permit any party thereto to act in a manner inconsistent with this Agreement; provided that all of the Voting Securities deposited into any such trust or subjected to any arrangement or agreement, the parties to or beneficiaries of which include Qualified Parties, shall be deemed to be Beneficially Owned by the respective Investor for all purposes of this Agreement; or


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            (h) publicly disclose any intention, plan or arrangement
      inconsistent with the terms of this Agreement, or make any such disclosure privately if it would reasonably be expected to require Paracelsus to make a public announcement regarding such intention, plan or arrangement.

      19. VOTING SECURITY TRANSFERS. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of such Investor to, Transfer, in any single transaction or group of related transactions, any Voting Securities, except for a Transfer that complies with any of the following subsections:

            (a) to any Person who owns 100% of the Total Voting Power of the Investor and to any Wholly-Owned Subsidiary of the Investor or any such Person; provided, that (i) such transferee becomes a party to this Agreement as an Investor and (ii) in the case of a Transfer to a Wholly-Owned Subsidiary, the Person who is not a Wholly-Owned Subsidiary of any Person and who Beneficially owns 100% of the Total Voting Power of the Wholly-Owned Subsidiary of the Transferring Investor guarantees to Paracelsus the performance of all obligations of such transferee under this Agreement;

            (b) to any Person such that, after such Transfer, such Person, together with the Affiliates and Associates of such Person, will not Beneficially Own, after giving effect to such Transfer, Voting Securities of Paracelsus constituting 25% or more of the Total Voting Power of Paracelsus; provided that, so long as this Agreement is in effect with respect to such Investor, except in connection with a Fair Proposal in accordance with Section 6 or a Shareholder Proposal in accordance with
      Section 7, such Investor, or any Affiliates or Associates of the Investor, shall not in any case form, join or participate in or encourage the formation of a Group with such Person, or any Affiliates or Associates of such Person, of which the members, together with all of such members' respective Affiliates and Associates, will, together with such Investor and all Affiliates and Associates of such Investor, Beneficially Own 25% or more of the Total Voting Power of Paracelsus;

            (c) in a bona fide pledge of such Voting Securities to a financial institution to secure borrowings as permitted by applicable laws, rules and regulations; provided, that, if such pledge results in a pledge of more than 25% of the Total Voting Power of Paracelsus to such financial institution, such financial institution agrees to be bound by the obligations of the Investor under this Agreement (but shall not have any of the rights of an Investor under this Agreement until such pledgee acquires such Voting Securities upon foreclosure pursuant to the terms of the pledge agreement, in which case such pledgee may transfer such Voting Securities in accordance with this Section as if such pledgee were an Investor hereunder and cause a transferee to have all rights and obligations of a Permitted Transferee hereunder);

            (d) to underwriters in connection with an underwritten public offering of such Voting Securities on a firm commitment basis registered under the Securities Act. of 1933, as amended, pursuant to which the sale of such Voting Securities will be in a manner to effect a broad distribution;

            (e) to Paracelsus or a Wholly-Owned Subsidiary of Paracelsus;


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            (f) to a Person so long as either immediately after or
      simultaneously with the acquisition of such Voting Securities, such Person or an Affiliate of such Person makes an Acquisition Proposal to acquire all outstanding Shares at the same price and on equivalent terms offered to the Investor and the Investor's Affiliates and Associates that is made in compliance with the Exchange Act and the rules and regulations thereunder; provided, that (i) other than with respect to the Shares to be Transferred by the Investor or the Investor's Affiliates or Associates, such Person may not purchase any Shares in the Acquisition Proposal and the Acquisition Proposal may not otherwise be consummated unless it is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors, (ii) if the Acquisition Proposal is a tender or exchange offer that is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors, the terms of such tender shall provide that such Person shall, and such Person shall be required to, accept for payment and purchase all Shares validly tendered and not withdrawn upon expiration of the offer if a majority of the Minority Shares are validly tendered and not withdrawn upon expiration of the offer and (iii) such Person shall agree to be bound as an Investor by all obligations of the Investor under this Agreement and shall remain so obligated notwithstanding the termination of this Agreement with respect to any other Investor in accordance with Section 16(e). In addition to the foregoing, for a period of one year from the Closing Date, other than with respect to the Shares to be Transferred by the Investor or the Investor's Affiliates or Associates, (A) if the Acquisition Proposal is not a tender or exchange offer, the Acquisition Proposal may not be consummated unless it is approved by holders of a majority of the Minority Shares at a meeting duly called therefor, in addition to any vote required by law, or
      (B) if the Acquisition Proposal is a tender or exchange offer, such Person may not accept for payment or purchase any Shares in connection with the offer unless a majority of the Minority Shares have been tendered and not withdrawn upon expiration of the offer;

            (g) to any Qualified Parties; provided, that (i) at the time of such Transfer, the Investor or the Family Members of the Investor constitute a sufficient number of the directors or trustees, as the case may be, of such Qualified Parties to permit approval of matters by such Qualified Parties without the approval of any other director or trustee of such Qualified Parties;

            (h) in the case of a Transfer by an Investor who is a natural Person, a Transfer (A) in the case of the death or such investor, to such Investor's executors, administrators, testamentary trustees, heirs, devisees, intestates and legatees ("HEIRS") and (B) to such Investor's current or future spouse, parents, siblings or descendants of such parents', siblings' or spouses (the "FAMILY MEMBERS"); provided that such Heirs and Family Members, as the case may be, simultaneously agree to be bound as an Investor to all of the obligations of the Investor under this Agreement; or

            (i) to any Person in connection with an Approved Acquisition Proposal or Surviving Company Merger.

      20. PROHIBITED ACQUISITIONS AND CIRCUMSTANCES PERMITTING ACQUISITIONS. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of the Investor to, acquire, or agree or offer to purchase or otherwise acquire, in a transaction or group of related transactions, any Voting


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Securities of Paracelsus such that the Investor, together with the Affiliates and Associates of the Investor, after giving effect to such transaction or transactions, will Beneficially Own 66-2/3% or more of the Total Voting Power of Paracelsus, except pursuant to a Fair Proposal (as hereinafter defined). For the purposes of this Agreement, a "FAIR PROPOSAL" shall mean (i) an Acquisition Proposal by such Investor (or such Investor's Affiliates or Associates) that is approved by the unanimous vote of the Independent Directors or (ii) a transaction to acquire all of the outstanding Shares that complies with all of the following provisions of this Section:

            (a) APPRAISERS. The Investor shall make a written request expressing the Investor's desire to acquire Beneficial Ownership of Voting Securities to the Board. Promptly after the Board's receipt of such written request, the Independent Directors will designate an investment banking firm (the date of such designation, the "INITIATION DATE") of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "PARACELSUS APPRAISER") and the Investor will designate an investment banking firm of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "INVESTOR APPRAISER"), in each case to determine the fair value (determined in accordance with the procedures described below) per Share.

            (b) DEFINITION OF FAIR VALUE. The Investor acknowledges that the consideration that would constitute fair value per Share is the price per Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Investor and Affiliates and Associates of the Investor) in an arm's-length transaction, assuming that Paracelsus was being sold in a manner reasonably designed to solicit all possible participants and permit all interested parties an opportunity to participate and to achieve the best value reasonably available to the Shareholders at that time, taking into account all then existing circumstances. Each of the investment banking firms referred to in this Section will be instructed to determine fair value per Share in this manner.

            (c) DETERMINATION OF PRICE. Within 30 days after the Initiation Date, the Paracelsus Appraiser and the Investor Appraiser will each determine its initial view as to the fair value per Share and consult with one another with respect thereto. By the 45th day after the Initiation Date, the Paracelsus Appraiser and the Investor Appraiser will each have determined its final view as to the fair value per Share. At that point, if the difference between the Higher Appraised Amount (as defined below) and the Lower Appraised Amount (as defined below) is not greater than l0% of the Higher Appraised Amount, the price per Share (the "PRICE") will be the average of those two views. Otherwise, the Paracelsus Appraiser and the Investor Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "MUTUALLY DESIGNATED APPRAISER") to determine such fair value. The Mutually Designated Appraiser will, no later than the 60th day after the Initiation Date, determine such fair value (the "MUTUALLY APPRAISED AMOUNT"), and the Price will be (x) the Mutually Appraised Amount, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the Lower Appraised Amount and the Higher Appraised Amount, or (y) the average of the Mutually Appraised Amount and the other Appraised Amount (Lower or Higher) that is closest to the Mutually Appraised Amount, if the Mutually Appraised Amount does not fall


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



      within that range; provided, that if the Price so determined is less than the Lower Appraised Amount or more than the Higher Appraised Amount, the Price shall be the Lower Appraised Amount or the Higher Appraised Amount, as the case may be. During such 60 day period, Paracelsus will not, subject to fiduciary duties and applicable law, enter into or recommend to its shareholders any other Acquisition Proposal.

            As used herein, "LOWER APPRAISED AMOUNT" means the lower of the respective final views of the Paracelsus Appraiser and the Investor Appraiser as to fair value per Share and "HIGHER APPRAISED AMOUNT" means the higher of such respective final views.

      (d) FAIR PROPOSAL.

                  (i) Once the Price is determined as provided above, the
            Investor will have 15 days to notify the Board whether he desires to proceed with a Fair Proposal at the Price.

                  (ii) If the Investor decides not to proceed with a Fair
            Proposal, (x) he shall promptly notify the Board in writing of such fact (it being understood that the failure to notify the Board within 15 days shall constitute notification to the Board that the Investor and the Affiliates and Associates of the Investor do not desire to proceed with a Fair Proposal) and (y) the Investor and the Affiliates and Associates of the Investor shall not make a written request for an Acquisition Proposal to the Board under this Section for a period of six months from the date the Investor notifies (or is deemed to notify) the Board of his intent not to proceed with a Fair Proposal, provided that the Investor and the Investor's Affiliates and Associates shall not at any time be restricted from making a written request for an Acquisition Proposal to the Board under this Section at a price that is equal to or in excess of the last determined Price or from exercising their rights under Section 7.

                  (iii) If the Investor decides to proceed with a Fair Proposal, the Investor may pay or cause to be paid the Price in cash or non-cash consideration or any combination of cash and non-cash consideration that the Investor Appraiser and the Paracelsus Appraiser mutually agree within 15 days will have an aggregate market value, on a fully distributed basis, of not less than the Price; provided, that in the event such appraisers shall fail to reach such agreement, they shall within five business days designate the Mutually Agreed Appraiser to make such determination within ten days after such designation, whose determination shall be final.

                  (e) MEETING OF SHAREHOLDERS; TENDER OFFER. If the Investor
            determines to proceed with a Fair Proposal as set forth above, the Investor and Paracelsus agree that each will enter into an agreement with the other therefor (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to the Investor's ownership interest in Paracelsus) and, if the Fair Proposal is not to be consummated pursuant to a tender or exchange offer for all of the outstanding Shares, will cause a meeting of shareholders of Paracelsus to be held as soon as practicable to consider and vote thereon; provided, that, for a period of one year following the Closing Date, no Fair Proposal may be consummated unless (i) if


                            (Page 35 of 47 Pages)
            the Fair Proposal is not a tender or exchange offer, it is approved by the affirmative vote of the holders of a majority of the Minority Shares at a meeting duly called therefor, in addition to any vote required by law, or (ii) if the Fair proposal is a tender or exchange offer, a majority of the Minority Shares have been validly tendered and not withdrawn and are accepted for payment as of the expiration date (as may be extended) of the offer. In the event that the Fair Proposal is not approved or insufficient Shares are tendered to consummate the Fair Proposal in accordance with the terms hereof within 180 days from the Initiation Date (which period may be extended by a vote of 75% of the entire Board and a majority of the Independent Directors of the Board), the Investor shall terminate the Fair Proposal and shall not make a written request for an Acquisition Proposal to the Board under this Section for a period of one year from the Initiation Date; provided that the Investor and the Investor's Affiliates and Associates shall not at any time be restricted from exercising their rights under Section 7. Paracelsus agrees, subject to fiduciary duties and in accordance with applicable law, to promptly call and to take all other action necessary to hold the shareholder meeting referred to above.

                  (f) JUDGMENT OF INDEPENDENT DIRECTORS. Notwithstanding
            anything to the contrary in the foregoing Sections 6 (a)-(e), in the event that the Independent Directors unanimously determine, in the good faith exercise of their fiduciary duties, based upon the facts and the circumstances existing at the time of such determination, that is in the best interests of Paracelsus and the holders of the Shares that the Independent Directors approve and recommend, in accordance with the terms hereof, an Acquisition Proposal at a lower price than the Price, then such unanimously approved Acquisition Proposal shall be a Fair Proposal and the price at which the Investor may consummate the Acquisition Proposal hereunder shall be the price so determined by the Independent Directors.

      21. RIGHT OF FIRST OFFER.

            (a) NOTIFICATION. After the Effective Time (as defined in the Merger Agreement) , Paracelsus will not enter into or recommend any Approved Acquisition Proposal without first notifying the Shareholder in writing (a "PROPOSAL NOTICE") of such Approved Acquisition Proposal and providing the Shareholder (including for purposes of this Section 7, Affiliates of such Shareholder) the opportunity (as hereinafter provided) to consummate an Acquisition Proposal on terms substantially equivalent to and, if the Approved Acquisition Proposal is a cash offer, at a cash price or, if the Approved Acquisition Proposal includes non-cash consideration, at a price (in either case, the "OFFER PRICE") equal to the sum of the amount of any cash plus the fair market value of any other consideration offered in such prospective Approved Acquisition Proposal, as the same may be amended or modified from time to time (a "SHAREHOLDER PROPOSAL") The Proposal Notice shall set forth the identity of the proposed purchaser and the material terms of the proposed Approved Acquisition Proposal. In the event that the proposed Approved Acquisition Proposal is amended or modified, Paracelsus shall promptly notify the Shareholder in writing (an "AMENDED PROPOSAL NOTICE"); provided that, if the Shareholder does not provide an Acceptance Notice (as defined below) after receipt of a Proposal Notice or any required Amended Proposal Notice, no Amended Proposal Notice will be required unless the terms of such amendments or modifications are less favorable in any


                            (Page 36 of 47 Pages)
      material respects to Paracelsus than those contained in the Proposal Notice or any prior Amended Proposal Notices. Any required Amended Proposal Notice shall set forth the identity of the proposed purchaser and the material terms of the amended or modified proposed Approved Acquisition Proposal.

            (b) Response. Within 6 business days after receipt of the Proposal Notice or any required Amended Proposal Notice, the Shareholder shall notify (an "ACCEPTANCE NOTICE") the Board in writing of his good faith intention to enter into negotiations regarding a Shareholder Proposal pursuant to subsection (c) below. The failure to notify the Board in such period shall constitute notice of the Shareholder's intention not to pursue a Shareholder Proposal; If the Shareholder fails to deliver an Acceptance Notice after the Proposal Notice or, if applicable, the Amended Proposal Notice, (i) the Independent Directors and the Board shall have the right to approve and recommend the Approved Acquisition Proposal to the shareholders of Paracelsus and (ii) Paracelsus shall have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, the Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Approved Acquisition Proposal was first made to Paracelsus.

            (c) NEGOTIATION. For a period of 15 days from the date of the last Acceptance Notice, the Shareholder shall have the non-exclusive right to negotiate the Shareholder Proposal in good faith with the Independent Directors of the Board and their representatives. If at the end of that 15 day period, a majority of the Independent Directors shall in the good faith exercise of their fiduciary duties determine that the competing Approved Acquisition Proposal is superior to the Shareholder Proposal or if the Shareholder Proposal is accepted and is then terminated in accordance with its terms, (i) the Independent Directors and the Board shall have the right to approve and recommend such competing Approved Acquisition Proposal to the shareholders of Paracelsus and (ii) Paracelsus shall have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, such competing Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Acquisition Proposal was first made to Paracelsus.

            (d) NON-CASH VALUATION. If the consideration offered by the prospective purchaser or transferee or, if permitted, offered by the Shareholder, includes non-cash consideration, Paracelsus and the Shareholder shall in good faith seek to agree upon the value of such non-cash consideration. If Paracelsus and the Shareholder fail to agree on such value within 15 days following receipt by the Shareholder of the Proposal Notice, then the Independent Directors and the Shareholder shall appoint a nationally recognized investment banking firm mutually acceptable to the Independent Directors and the Shareholder which shall resolve the issues in dispute; provided, that if the Independent Directors and the Shareholder cannot agree on an investment banking firm then each shall appoint a nationally recognized investment banking firm which together shall within five business days mutually agree on another nationally recognized investment banking firm to which the items in dispute shall be referred and which shall make a final and binding determination within ten days. The value of any securities shall be the fair market value of such securities and the value of any property other than securities shall be the fair market value of such property. If a determination under this paragraph (d) is required, any deadline for acceptance provided for in this Section shall be postponed until the third business day after the date of such determination. The Shareholder


                            (Page 37 of 47 Pages)
      and Paracelsus shall share equally in payment of all expenses of such investment banking firms. All determinations made pursuant to this paragraph (c) shall be final and binding on Paracelsus and the Shareholder.

            (e) LIMITATION. It is agreed and understood that the provisions of this Section shall inure to the benefit of only Paracelsus and the Shareholder and not to the benefit of any Investor other than the Shareholder.

      22. AGREEMENT TO SELL VOTING SECURITIES. Subject to the rights of the Shareholder to propose, negotiate and consummate a Shareholder Proposal in accordance with Section 7, the Shareholder agrees that the Shareholder will, and will cause any Affiliates or Associates of the Shareholder to, sell in, tender into and vote in favor of, as the case may be, any Approved Acquisition Proposal and any Shareholder Proposal approved by the Independent Directors in accordance with Section 7, all Voting Securities of Paracelsus Beneficially Owned by the Shareholder or any Affiliate or Associate of the Shareholder. It is agreed and understood that the provisions of this Section shall not be binding upon any Investor other than the Shareholder so long as, if the Shareholder continues to be subject to this Agreement, such Investor is not an Affiliate or Associate of the Shareholder.

      23. BOARD REPRESENTATION.

            (a) THE BOARD; SHAREHOLDER DIRECTORS. The Board as of the Effective Time shall number nine directors and may be increased by the Board pursuant to the terms of this clause (a) and the by-laws of Paracelsus. The Board shall be divided into three classes, with the number of directors divided as equally as possible among those classes. The Shareholder may request that Paracelsus include, and Paracelsus shall include, as nominees for the Board slate recommended by the Board, up to four persons designated by the Shareholder who are Eligible Persons (the "SHAREHOLDER DIRECTORS"), one of whom shall be a Class I director with an original term expiring in 1997, one of whom shall be a Class II director with an original term expiring in 1998 and two of whom shall be Class III directors with original terms expiring in 1999. If the Shareholder, together with the Affiliates and Associates of the Shareholder, shall cease to Beneficially Own (i) 35% of the Total Voting Power of Paracelsus, each Investor agrees to vote, and to use its best efforts to cause its respective shareholder Directors and Transferee Directors (as defined below) to vote, immediately to increase the size of the Board to 10 directors, (ii) 32.5% of the Total Voting Power of Paracelsus, each Investor agrees to vote, and to use its best efforts to cause its respective Shareholder Directors and Transferee Directors to vote, immediately to increase the size of the Board to 11 directors and (iii) 30% of the Total Voting Power of Paracelsus, each Investor agrees to vote, and to use its best efforts to cause its respective Shareholder Directors and Transferee Directors to vote, immediately to increase the size of the Board to 12 directors; provided that each Investor hereby agrees that any vacancies created by any such enlargement of the Board shall be in Class III, Class II and Class I, respectively, and the nominees to such vacancies shall be Independent Directors.

            For the purposes hereof, an "ELIGIBLE PERSON" shall mean (x) the Shareholder and (y) any other person (A) other than a person whose election to the Board, in the written opinion of counsel for Paracelsus, is reasonably likely to violate or be in conflict with, or result in any material limitation on the ownership or operation of any business or assets of Paracelsus or its Subsidiaries under, any statute, law, ordinance, regulation, rule, judgment, decree or order of


                            (Page 38 of 47 Pages)
      any court or governmental or regulatory authority and (B) who has agreed in writing with Paracelsus, subject to his or her fiduciary duties, to comply with the provisions of this Section.

            (b) COMMITTEES; QUORUM. Each committee of the board shall contain such numbers of shareholder Directors or Transferee Directors so that the number of Shareholder Directors and Transferee Directors, when taken together, on each such committee shall be as nearly as possible proportional to the total number of Shareholder Directors and Transferee Directors on the Board; provided that the foregoing shall not apply to the audit committee (which shall be comprised solely of Independent Directors) or the compensation committee (which shall be comprised of one Independent Director and one director who is not an employee of Paracelsus or its Subsidiaries and, for so long as the Shareholder is entitled to nominate Shareholder Directors pursuant to this Agreement, one Shareholder Director). The quorum required for the transaction of business by the Board shall include at least one Shareholder Director or one Transferee Director and one director who is an Independent Director, or their designees, attending in person or, if necessary, via teleconference call.

            (c) RESIGNATION. Upon the Shareholder ceasing to Beneficially Own, together with all Affiliates and Associates of the Shareholder at least 10% of the Total Voting Power of Paracelsus, Paracelsus may request that all or any of the Shareholder Directors then on the Board resign as directors of Paracelsus, and upon such request by Paracelsus, the Shareholder shall use his best efforts to cause such Shareholder Directors, except Dr. Manfred George Krukemeyer, who shall resign at the next annual shareholder meeting for election to his class, to resign immediately and relinquish all rights and privileges as a member of the Board. Upon the shareholder ceasing to Beneficially Own, together with all Affiliates and Associates of the Shareholder, at least 25% of the Total Voting Power of Paracelsus, Paracelsus may request that all or any of the shareholder Directors then on the Board resign as directors of Paracelsus at the next annual shareholder meeting for election to their respective class, and upon such request by Paracelsus, the Shareholder shall use his best efforts to cause such Shareholder Directors to resign at such respective times and thereupon relinquish all rights and privileges as a member of the Board. Upon termination of this Agreement with respect to any Permitted Transferee, Paracelsus may request that all of the Transferee Directors then on the Board resign as directors of Paracelsus, and upon such request by Paracelsus, the Permitted Transferee shall use best efforts to cause such Transferee Directors to resign immediately and relinquish all rights and privileges as a member of the Board.

            (d) NON-INDEPENDENT AND NON-SHAREHOLDER DIRECTORS. Two members of the Board may be directors who are not Independent Directors, Shareholder Directors or Transferee Directors.

            (e) INDEPENDENT DIRECTORS. Immediately following the Effective Time, three members of the Board will be Independent Directors as set forth in the Merger Agreement, and each of such Independent Directors shall be elected to one of the three classes of the Board. Vacancies among the Independent Directors occurring prior to the expiration of their respective terms of office or created for Independent Directors as a result of increasing the size of the Board as provided in clause (a) of this Section shall be filled by a vote of 75% of the entire remaining Board or, in the event that the Board cannot so agree, by the unanimous agreement of the Independent Directors then in office. Independent Directors to be nominated for


                            (Page 39 of 47 Pages)
      election at each annual meeting of Paracelsus will be nominated by a vote of 75% of the entire Board or, in the event that the Board cannot so agree, by the unanimous agreement of the Independent Directors then in office.

            (f) EFFORTS TO NOMINATE AND ELECT DIRECTORS. Paracelsus shall nominate and shall use its best efforts to take and cause to be taken all necessary action (corporate and other) to elect to the Board the individuals required to be nominated for election as directors in accordance with the terms hereof. The Investor shall nominate and shall use its best efforts, and shall use best efforts to cause the Shareholder Directors and Transferee Directors, as the case may be, and the Affiliates and Associates of the Investor to use their respective reasonable efforts, to take and cause to be taken all necessary action (corporate and other), which efforts shall include the voting of all Voting Securities Beneficially Owned by the Investor and the Affiliates and Associates of the Investor and voting, subject to his or her fiduciary duties, as a Shareholder Director or Transferee Director, to nominate and elect to the Board the individuals nominated by the Board in accordance with any nomination provisions hereof then in effect and the terms of any employment contracts between Paracelsus and its executive officers so long as such employment agreements remain in effect.

            (g) TRANSFEREE DIRECTORS. If the Investor consummates a Transfer to a permitted Transferee who shall become an Investor hereunder, such Investor shall have the right, upon written notice to Paracelsus, to enter into such agreements and understandings with such Permitted Transferee so that such Investor relinquishes the right to nominate Shareholder Directors or Transferee Directors, as the case may be, and such permitted Transferee shall be entitled to nominate, in place of the relinquished Shareholder Directors or Transferee Directors, as the case may be, such number of persons for whom the Investor has in such written notice relinquished the right to nominate who are Eligible Persons (such persons from time to time being the "TRANSFEREE DIRECTORS"); provided, that (i) the number of Shareholder Directors or Transferee Directors, as the case may be, entitled to be nominated by such Investor under this Agreement shall be reduced by the number of directors relinquished in favor of the Permitted Transferee and (ii) in no event will all or any one or any combination of the Investors, together with their respective Affiliates and Associates, at any time have more than four representatives on the Board, whether pursuant to the terms hereof, any right of director appointment as set forth in any employment agreement between any such representative and Paracelsus or otherwise.

      24. ADDITIONAL AGREEMENTS.

            (a) NO AMENDMENT OR WAIVER. The Investor shall not, and shall cause Affiliates and Associates of such Investor not to, publicly request Paracelsus or any of its agents or representatives, directly or indirectly, to amend or waive any provision of this Agreement.

            (b) RIGHTS PLAN. The Shareholder acknowledges that the Rights Plan shall be adopted by Paracelsus.

            (c) NO RELIEF OF LIABILITIES. No Transfer by the Investor of Beneficial Ownership of any Voting Securities of Paracelsus shall relieve the Investor of any liabilities or obligations to Paracelsus that arose or accrued prior to the date of such Transfer.


                            (Page 40 of 47 Pages)

            (d) SECURITIES SUBJECT TO AGREEMENT; INEFFECTIVE TRANSFERS. All Voting Securities of Paracelsus that are Beneficially Owned by the Investor and the Affiliates and Associates of such Investor shall be subject to this Agreement. No Transfer or acquisition of any Voting Securities of Paracelsus in violation of any provision of this Agreement shall be effective to pass any title to, or create any interest in favor of, any Person, but the Investor, in attempting to effect or in permitting or suffering such Transfer or acquisition (otherwise than inadvertently and in good faith, without any knowledge thereof), shall be deemed to have committed a material breach hereof.

            (e) FURTHER ASSURANCES. Paracelsus and each Investor shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

            (f) INVESTOR VOTING ON OTHER MATTERS. Unless such action is recommended by the Board, the Investor shall not, and shall cause the Affiliates and Associates of the Investor not to, vote any Voting Securities of Paracelsus to amend or repeal the Restated Articles of Incorporation of Paracelsus or the By-laws of Paracelsus or to call or request any special meeting of Paracelsus' shareholders. The Investor shall cause all Voting Securities of Paracelsus owned by the Shareholder and all Affiliates and Associates of such Investor to be represented, in person or by proxy, at all meetings of holders of Voting Securities of which the Investor has actual notice so that such Voting Securities may be counted for the purpose of determining the presence of a quorum at such meetings.

      25. LEGENDS. (a) The Investor agrees that all certificates representing the Voting Securities subject to this Agreement shall bear the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AUGUST 16, 1996 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON TRANSFER THEREOF. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID."

      (b) Upon termination with respect to the Investor of this Agreement in accordance with its terms and upon request by such Investor, Paracelsus shall issue new certificates with the foregoing legend removed.

      26. SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such


                            (Page 41 of 47 Pages)
relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

      27. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable (by operation of law or otherwise) without the written consent of all other parties hereto; provided, that in the event of a Surviving Company Merger where Paracelsus is not the surviving corporation, (x) this Agreement shall be assigned to and shall inure to the benefit of and be binding upon such surviving corporation and (y) any reference herein to Paracelsus shall be deemed to be a reference to such surviving corporation; provided, further, that the rights and obligations under this Agreement (excluding Section 7) may be assigned by an Investor to a Permitted Transferee in accordance with the terms of the Transfer to such Permitted Transferee, which assignment shall not terminate any portion of this Agreement with respect to such assignor except in accordance with Section 15(e).

      28. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement shall supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by Paracelsus and approved by the unanimous vote of the Independent Directors and, with respect to each Investor, by such Investor. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

      29. MISCELLANEOUS.

            (a) GOVERNING LAW AND VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF INCORPORATION OF PARACELSUS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. The parties hereby irrevocably submit to the jurisdiction of the courts of the state of incorporation of Paracelsus and the Federal courts of the United States of America located in the state of incorporation of Paracelsus solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
      Section 15 (b), shall be valid and sufficient service thereof.


                              (Page 42 of 47 Pages)

            (b) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

      If to the Shareholder, to:

            Dr. Manfred George Krukemeyer
            Am Natruper Holz 69
            D-49076 Osnabruck
            Federal Republic of Germany

            Facsimile: (011) 49-541-966-4006

      with copies to:

            R.J. Messenger
            155 North Lake Avenue, Suite 1100
            Pasadena, California  91101

            Facsimile:  (818) 578-6387

      and to:

            Dr. Mayer zu Losebeck
            Sozietat Dr. H. Mertens
            Hasemauer 9
            49074 Osnabruck, Germany

            Facsimile:  (011) 49-541-331-1616

      If to Paracelsus, to:

            Paracelsus Healthcare Corporation
            515 West Greens Road
            Suite 800
            Houston, Texas  77067

            Facsimile:  (713) 873-6686

            Attention:  Robert C. Joyner
                        Vice President
                        and General Counsel


                            (Page 43 of 47 Pages)
      with a copy to:

            Skadden, Arps, Slate, Meagher & Flom
            300 South Grand Avenue
            Suite 3400
            Los Angeles, California 90071
            Attention:  Thomas C. Janson, Jr.

            Facsimile:  (213) 687-5600


      (c) SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      (d) COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

      (e) TERMINATION. With respect to a particular Investor (but not with respect to any other Person who may at such time be bound by the terms hereof), this Agreement shall terminate automatically without any action by any party upon the earliest to occur of (i) the Investor, together with all Affiliates and Associates of such Investor, ceasing to Beneficially Own at least 25% of the Total Voting Power of Paracelsus (but Sections 9 (c), (d) and (f) shall not, with respect to the Shareholder, terminate until the Shareholder, together with all Affiliates and Associates of the Shareholder, ceases to Beneficially Own at least 10% of the Total Voting Power of Paracelsus) and (ii) the Investor, together with all Affiliates and Associates of such Investor, Beneficially Owning at least 90% of the Total Voting Power of Paracelsus; provided that in the event of a termination pursuant to clause (ii) of this subsection, the Investor shall remain obligated to and shall promptly acquire all of the remaining Voting Securities of Paracelsus (other than any such Voting Securities properly exercising any appraisal or dissenters rights) at a price equal to or in excess of any price paid by the Investor or Affiliates or Associates of such Investor for such Voting Securities in the 90-day period preceding such acquisition; provided, further, that in the event of a termination pursuant to clause (i) of this subsection, the Investor shall remain subject to the obligations of Sections 9(c), 9(d) and 9(f).

      (f) HEADINGS. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

      (g) OTHER AGREEMENTS. The parties hereto agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.


                              (Page 44 of 47 Pages)

      (h) THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY (INCLUDING ANY HOLDER OF VOTING SECURITIES OF PARACELSUS) ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT; PROVIDED, THAT THE FOREGOING SHALL NOT IN ANY WAY RESTRICT OR LIMIT ANY HOLDER OF VOTING SECURITIES OF PARACELSUS FROM BRINGING A SHAREHOLDER DERIVATIVE ACTION TO SEEK OR COMPEL THE DIRECTORS OF PARACELSUS TO CAUSE PARACELSUS TO ENFORCE ANY OBLIGATIONS OF AN INVESTOR HEREUNDER OR TO EXERCISE ANY RIGHTS OR REMEDIES OF PARACELSUS HEREUNDER.


                            (Page 45 of 47 Pages)

      IN WITNESS WHEREOF, Paracelsus and each Investor have executed and delivered this Agreement, or a counterpart hereof, as of the date first written above or, where applicable, across from the Investor's signature on such counterpart hereof.

                                    PARACELSUS HEALTHCARE CORPORATION



                                    By: /s/ Robert C. Joyner
                                       --------------------------------------
                                          Name:  Robert C. Joyner
                                          Title: Vice President and Secretary


                                    PARK HOSPITAL GmbH



                                    By: /s/ Dr. Manfred Georg Krukemeyer
                                        --------------------------------------
                                          Name:  Dr. Manfred Georg Krukemeyer
                                          Title: Chairman


As Guarantor of the obligations
of the Shareholder:


/s/ Dr. Manfred Georg Krukemeyer
---------------------------------
Dr. Manfred Georg Krukemeyer


                            (Page 46 of 47 Pages)